Exhibit (a)(1)(i)

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST

OF

HARTFORD SCHRODERS SECURITIZED OPPORTUNITIES FUND

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Hartford Schroders Securitized Opportunities Fund (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:  The name of the statutory trust is Hartford Schroders Securitized Opportunities Fund (the “Trust”).

SECOND:  The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST:  The name of the statutory trust formed hereby is “Hartford Schroders Opportunistic Income Fund” (the “Trust”).”

THIRD:  The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 10th day of July, 2019.

By:	/s/ Alice A. Pellegrino
Alice A. Pellegrino
Trustee